Exhibit (a)(2)

PLUG POWER INC.

ELECTION FORM TO EXCHANGE STOCK OPTIONS

☐	I ACCEPT Plug Power Inc.’s (the “Company”) offer to exchange my outstanding unexercised stock options (the “Eligible Options”) with an exercise price greater than $8.53 per share of the Company’s common stock, par value $0.01 per share (the “Common Stock”) for shares of restricted common stock of the Company (the “Restricted Stock”) pursuant to the terms and conditions set forth in the Offer to Exchange dated May 22, 2003, from the Company (the “Offer to Exchange”). Subject to the terms and conditions of the Offer to Exchange, I will receive one (1) share of Restricted Stock for every three (3) shares of Common Stock covered by my Eligible Options (with fractional shares being rounded down to the nearest whole share of Restricted Stock). I have indicated below the particular grants of Eligible Options that I am electing to exchange in the Offer (the “Tendered Options”).

☐	I DECLINE the Offer with respect to all of my outstanding Eligible Options.

By accepting, executing and delivering this Election Form, I acknowledge, agree, represent and warrant that:

•	I have received a copy of the Offer to Exchange and the documents referenced therein and contained therewith, and agree to be bound by all terms and conditions of the Offer as described in said materials.

•	The Company’s acceptance of the Tendered Options will constitute a binding agreement between the Company and me upon the terms and subject to the conditions of the Offer. Upon the Company’s acceptance of the Tendered Options (1) all such Tendered Options will be cancelled and I will have no right to purchase stock under the terms and conditions of such cancelled Tendered Options; (2) all of my option agreements relating to the Tendered Options will be automatically rendered null and void and I will have no right to purchase stock under the terms and conditions of such terminated option agreements; and (3) I will be deemed to have accepted the terms of, and agreed to be bound by, the Restricted Stock Agreement to be delivered to me by the Company following the completion of the Offer, in the form attached as Annex A to the Offer to Exchange (the “Restricted Stock Agreement”).

•	Under the circumstances set forth in the Offer to Exchange, the Company may terminate or amend the Offer and postpone its acceptance and cancellation of any options elected for exchange.

•	The restricted stock issued to me in the exchange will be governed by the provisions, restrictions, terms, conditions and other limitations of the Company’s 1999 Stock Option and Incentive Plan, as amended, and the Restricted Stock Agreement, will vest in accordance with the vesting schedule set forth in the Restricted Stock Agreement, and will be subject to forfeiture and restrictions on sale, transfer, assignment, pledge or other encumbrances or dispositions until such time as the restricted stock vests and the restrictions lapse in accordance with the Restricted Stock Agreement.

•	On each vesting date on which a withholding tax is to be determined, I must either pay the Company an amount necessary to satisfy the amount of taxes required to be withheld or authorize the Company to sell that number of shares of Restricted Stock sufficient to satisfy the tax withholding obligation, unless I have duly executed and timely filed a Section 83(b) Tax Election Form with the Internal Revenue Service, in which case I will pay all required withholding taxes at the time of making such election. In the event of a shortfall, the Company, in its sole discretion, will be entitled to satisfy the withholding tax obligation out of any payment of any kind otherwise due to me.

•	In order to receive Restricted Stock in the exchange, I must hold Eligible Options and remain an employee of the Company from the date I elect to exchange Eligible Options through the date that the Company grants the shares of Restricted Stock in exchange for my Eligible Options.

•	In the event that I desire to exercise some or all of my Tendered Options before the expiration of the Offer, I must first properly withdraw this election with respect to such options to be exercised.

•	In the event that the total number of shares of Common Stock underlying the Eligible Options I elect to exchange is not divisible by three, the number of shares of Restricted Stock I will receive in the exchange will be rounded down to the nearest whole share.

•	I do not require the Company to issue me a physical certificate evidencing my shares of Restricted Stock received in the exchange, and I consent to the Company maintaining my shares of Restricted Stock in a book entry account in my name in the custody of the Company’s transfer agent until such shares vest.

•	The public trading price of the Common Stock may vary from time to time after the Offer expires, such that the public trading price of the Common Stock could at some time in the future exceed the exercise price of the Eligible Options.

•	The Company has advised me to consult with my own tax, financial and other advisors as to the consequences of participating or not participating in the Offer.

•	I have full power and authority to elect to exchange the Tendered Options and, when and to the extent such Tendered Options are accepted for exchange by the Company, they will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, other than pursuant to the applicable option agreements, and such Tendered Options will not be subject to any adverse claims.

•	Upon request, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange of my Tendered Options.

Subject to, and effective upon, the Company’s acceptance of the Tendered Options in accordance with the terms and conditions of this Offer, I hereby sell, assign and transfer to the Company, all right, title and interest in and to the Tendered Options, and I irrevocably constitute and appoint the Company to be my attorney to (i) withhold shares of Restricted Stock to satisfy any applicable withholding tax obligations and/or (ii) transfer to the Company for cancellation shares of Restricted Stock upon forfeiture of such shares by me in accordance with the terms of the Restricted Stock Agreement, with full power of substitution in the premises. All authority herein conferred or agreed to be conferred shall not be affected by and shall survive my death or incapacity, and any obligation of mine hereunder shall be binding upon my heirs, personal representatives, successors and assigns. Except as stated in the Offer to Exchange, this tender is irrevocable.

In completing the information below, please provide the following information with respect to each individual grant of Eligible Options that you are electing to exchange: (1) grant date, (2) number of shares of Common Stock of the Company underlying the Tendered Option(s) and (3) exercise price. A schedule providing this information with respect to all of your outstanding stock options (both eligible and ineligible) is attached as Exhibit A. Please also note that:

•	You are not required to tender all of your Eligible Options to participate in the Offer; however, you must tender any particular option grant for the full number of shares of Common Stock underlying that option grant. For example, if you were granted (i) options to purchase 1,000 shares of Common Stock on January 1, 2000 at $10 per share (“Grant 1”) and (ii) options to purchase 2,000 shares of Common Stock on January 1, 2001 at $20 per share (“Grant 2”), you may elect to tender either Grant 1 or Grant 2 or neither or both; however, if you tender Grant 1 or Grant 2, you must tender all 1,000 shares of Grant 1 or all 2,000 shares of Grant 2.

•	You will receive one (1) share of Restricted Stock for every three (3) shares of Common Stock covered by the options you tender; provided, that if the aggregate number of shares of Common Stock underlying your Eligible Options is less than 500 and you tender all of your Eligible Options, then you will receive a minimum of 500 shares of Restricted Stock.

All capitalized terms used herein but not defined shall have the meaning given to them in the Offer to Exchange.

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(Print Name)

Signature

Title (if applicable)

Date and Time:

SSN or other U.S. Tax ID#:

Grants of Eligible Options Elected to be Exchanged:

Grant Date	Shares of Common Stock Underlying Tendered Options	Exercise Price

When you have completed, signed and dated this Election Form, return it to the following address or fax number:

Plug Power Inc.

968 Albany-Shaker Road

Latham, NY 12110

Attention: Georgiana Gierisch

Telephone: (518) 782-7700

Fax: (518) 782-7884

Important: The Election Form (or a facsimile copy of it) together with all other required documents must be RECEIVED by the Company on or before the expiration of the Offer at 5:00 p.m. Eastern Time on June 20, 2003.

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INSTRUCTIONS TO THE ELECTION FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.    Delivery of Election Form.

In order to tender your Eligible Options, you must deliver a properly completed and duly executed original of the Election Form, to Plug Power Inc., Attention: Georgiana Gierisch at the address or facsimile number set forth on the Election Form so that we receive it on or before 5:00 p.m., Eastern Time, on June 20, 2003 (the “Expiration Date”). Any Election Form received after the Expiration Date will not be accepted. You must submit your Election Form by facsimile, mail or personal or courier delivery. No other methods of delivery will be accepted.

The method by which you deliver any required document is at your sole option and risk, and delivery will be deemed effective only when actually received by the Company. If you elect to deliver your documents by mail, we recommend that you use registered or certified mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. We plan to send you an e-mail acknowledging our receipt of your Election Form; however, we have no obligation to provide such notification. Nonetheless, it is your responsibility to ensure that we have received your Election Form.

2.    Withdrawal.

Tenders of options made through the Offer may be withdrawn at any time before the Expiration Date. If the Company extends the Offer beyond that time, you may withdraw your Tendered Options at any time until the extended expiration of the Offer. In addition, although the Company currently intends to accept and cancel your validly Tendered Options promptly after the expiration of the Offer, unless the Company accepts or rejects your Tendered Options by Friday, July 18, 2003, you may withdraw your Tendered Options at any time after July 18, 2003, until the Company has accepted and cancelled your Tendered Options. To withdraw Tendered Options you must hand deliver or fax a signed and dated Notice of Withdrawal of Tender from the Offer, with the required information, to the Company while you still have the right to withdraw the Tendered Options. Withdrawals may not be rescinded and any Eligible Options withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless the withdrawn options are properly re-tendered before the Expiration Date by delivery of a new Election Form following the procedures described in these Instructions. Upon the receipt of a new, properly completed, signed and dated Election Form, any previously submitted Election Form or Notice of Withdrawal of Tender from the Offer will be disregarded and will be considered replaced in full by the new Election Form.

3.    Conditions.

The Company will not accept any alternative, conditional or contingent tenders. Although it is our intent to send you a confirmation of receipt of this Election Form, by signing this Election Form (or a facsimile of it), you waive any right to receive any notice of the receipt of the tender of your options. Any confirmation of receipt sent to you will merely be a notification that we have received your Election Form and does not mean that your options have been accepted or cancelled.

4.    Signatures on This Election Form.

If this Election Form is signed by the holder of the Eligible Options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject, without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change. If any Tendered Options are held of record by two or more persons, all such persons must sign this Election Form.

If this Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of that person to so act must be submitted with this Election Form.

5.    Other Information on this Election Form.

In addition to signing this Election Form, you must print your name and indicate the date on which you signed. You must also include your government identification number, such as your social security number, tax identification number or national identification number, as appropriate. Finally, you must provide the grant date, number of shares of Common Stock and exercise price with respect to each Eligible Option grant you are electing to exchange.

6.    Requests for Assistance or Additional Copies.

Any questions or requests for assistance should be directed to Ana-Maria Galeano, our General Counsel, or David Neumann, our Chief Financial Officer, at the Company’s principal address, telephone number (518) 782-7700. Requests for additional copies of the Offer to Exchange or this Election Form should be directed to Georgiana Gierisch, at the Company’s principal address, telephone number (518) 782-7700. Copies will be furnished promptly at the Company’s expense.

7.    Irregularities.

All questions as to the number of shares of Common Stock subject to Tendered Options to be accepted for exchange and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Eligible Options will be determined by the Company in its sole discretion. The Company’s determinations will be final and binding on all parties. The Company reserves the right to reject any or all tenders of options the Company determines not to be in proper form or the acceptance of which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the right to waive any defect or irregularity in the tender of any particular options, and the Company’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No tender of options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice.

8.    Additional Documents to Read.

You should read the Offer to Exchange and all documents referenced therein or contained therewith before deciding to participate in the Offer.

9.    Important Tax Information.

You should refer to Section 14 of the Offer to Exchange, which contains important U.S. federal income tax information. We advise you to consult your tax advisor with respect to the tax consequences of electing to exchange your Eligible Options in the Offer.

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EXHIBIT A